Exhibit 4.47

CLIFFORD CHANCE PTE LTD
Dated ___ 2010
INFOCOMM ASIA HOLDINGS PTE. LTD.
(Singapore Company Registration Number 200414772H)
as Chargor
In favour of
BLIZZARD ENTERTAINMENT INTERNATIONAL
as Chargee
SECURITY OVER SHARES AGREEMENT

THIS AGREEMENT is made by way of deed on ___ 2010
BETWEEN
(1)	INFOCOMM ASIA HOLDINGS PTE. LTD. a company incorporated in Singapore with company registration number 200414772H (the “Chargor”); and
(2)
Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A., a co-operative association, with its corporate seat in Amsterdam and office address at Beechavenue 131 D, 1119 RB Schiphol-Rijk, The Netherlands, registered with the Trade Register under number 34324431 (the “Chargee”).

IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.
“Charged Portfolio” means the Shares and the Related Assets.
“Collateral Rights” means all rights, powers and remedies of the Chargee provided by this Agreement or by law.
“Company” means Monsoon Online Pte. Ltd., a Singapore corporation with its principal place of business at 28 Maxwell Road #04-01, Red Dot Traffic, Singapore 069120.
“Management Agreement” means the management agreement dated the date hereof between Chargee, the Chargor and the Company, as amended, varied, novated or supplemented from time to time).
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Portfolio.

“Related Assets” means all dividends, interest and other monies at any time payable at any time in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of allotment, accretion, redemption, bonus, preference, option, rights, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor at any time.

“Secured Obligations” means the obligation of the Chargor to sell its Shares in the Company to the Chargee in accordance with Clause 18 (Events of Default) of the Management Agreement but excludes any obligation or liability which, if it were included, would cause that obligation or liability or any of the Security in respect thereof, to be unlawful or prohibited by any applicable law.

“Security” means the security created under or pursuant to or evidenced by this Agreement.
“Shares” means all of the shares in the capital of the Company held by, to the order or on behalf of the Chargor at any time.

1.2	Terms defined in the Management Agreement

Unless defined in this Agreement or the context otherwise requires, a term defined in the Management Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement.

1.3	Construction
Clause 1.2 of the Management Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement.
1.4	Third Party Rights

Unless otherwise expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

2.	CHARGE

The Chargor charges the Charged Portfolio as legal and beneficial owner and by way of first fixed charge, in favour of the Chargee, and assigns and agrees to assign absolutely to the Chargee all its present and future rights, title and interest in and to the Charged Portfolio, as continuing security for the payment and discharge of the Secured Obligations.

3.	DEPOSIT OF CERTIFICATES, RELATED RIGHTS AND RELEASE

3.1	Deposit of certificates
The Chargor will immediately upon the execution of this Agreement (or upon coming into possession of the Chargor at any time):
(a)
(in the case of Shares which are represented by share certificates) deposit (or procure there to be deposited) with the Chargee all original certificates and other documents of title to the Shares, and share or stock transfer forms (executed in blank by or on behalf of the Chargor) in respect of the Shares; and

(b)
(in the case of Shares which are not represented by share certificates) deliver or cause to be delivered to the Chargee or any other person as the Chargee may specify, all such documents, notices or instruments duly executed by the Chargor and/or the relevant person or persons as may be required or deemed necessary by the Chargee to grant or create in favour of the Chargee or its nominees a first-priority security interest by way of a charge in such Shares in accordance with any law as may be applicable to such Shares.

3.2	Related Assets

The Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, rights, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Chargee of:

(a)
(in the case of Related Assets which are represented by share certificates) (i) all original certificates and other documents of title representing those Related Assets and (ii) such share or stock transfer forms or other instruments of transfer (executed in blank by or on behalf of the Chargor) in respect of those Related Assets as the Chargee may request; and

(b)
(in the case of Related Assets which are not represented by share certificates) all such documents, notices or instruments duly executed by the Chargor and/or the relevant person or persons as may be required or deemed necessary by the Chargee to grant or create in favour of the Chargee or its nominees a first-priority security interest by way of a charge in the Related Assets in accordance with any law as may be applicable to such Shares.

3.3	Release

Upon the Chargee being satisfied that the Secured Obligations have been irrevocably discharged in full, the Chargee shall, at the request and cost of the Chargor release all the security granted by this Agreement without recourse to, and without any representations or warranties by, the Chargee or any of its nominee(s).

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends prior to an Event of Default
Prior to the occurrence of an Event of Default, the Chargor shall:
(a)	be entitled to retain all dividends, interest and other monies or distributions of an income nature arising from the Charged Portfolio; and
(b)	subject to Clause 5.2ý(e) be entitled to exercise all voting rights in relation to the Charged Portfolio.
4.2	Voting rights and dividends after an Event of Default
Upon the occurrence of an Event of Default, the Chargee may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):
(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;
(b)	apply all dividends, interest and other monies arising from the Charged Portfolio as though they were the proceeds of sale under this Agreement;
(c)	transfer the Charged Portfolio into the name of the Chargee or such nominee(s) of the Chargee as it shall require; and
(d)
exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio and the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:

(i)
the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities, and
(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in the manner and on the terms the Chargee thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.
5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Representations

The Chargor makes the following representations and warranties to the Chargee and acknowledges that the Chargee has become a party to this Agreement in reliance on these representations and warranties:

(a)	Status
(i)	It is a corporation, duly incorporated and validly existing under the laws of Singapore.
(ii)	It and each of its subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(b)	Binding obligations

Subject to general equitable principles and insolvency and other laws generally applicable to creditors’ rights, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; and create a first ranking security interest over the Charged Portfolio.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement (including any transfer of the Shares on creation or enforcement of the security constituted by this Agreement) do not and shall not:

(i)	conflict with:
(A)	any law or regulation applicable to it;

(B)	its or any of its subsidiaries constitutional documents; or

(C)	any agreement or instrument binding upon it, any of its subsidiaries or the Shares; or
(ii)	result in the existence of, or oblige it to create, any security over the Shares.
(d)	Ranking
The security created by this Agreement has or will have first ranking priority and it is not subject to any prior ranking or pari passu security.
(e)	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(f)	Ownership of Shares

It is the sole legal and beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Agreement and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio (other than as permitted under the Management Agreement) and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Chargee should it come to enforce its security over the Charged Portfolio contained in this Agreement.

(g)	Authorisations
All authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and
(ii)	to make this Agreement admissible in evidence in Singapore and the jurisdiction of incorporation of each company whose shares are charged under this Agreement, have been obtained or effected and are in full force and effect.
(h)	Deduction of Tax
It is not required to make any deduction for or on account of tax from any payment it may make under this Agreement.
(i)	Winding-up

No corporate actions, legal proceedings or other procedure or steps have been taken in relation to, or notice given in respect of, a composition, compromise, assignment or arrangement with any creditor of the Chargor or in relation to the suspension of payments or moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator or judicial manager to, the Chargor and no such step is intended by the Chargor (save for the purposes of any solvent re-organisation or reconstruction which has previously been approved by the Chargee).

(j)	Repetition

The representations set out in Clauses (a) (Status) to (i) (Winding-up) are deemed to be made by the Chargor by reference to the facts and circumstances then existing on each date until the security granted by this Agreement is released pursuant to Clause 3.3 (Release).

5.2	Undertakings
(a)	Authorisations
The Chargor shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Chargee of,

any authorisation required under any law or regulation of any relevant jurisdiction to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of this Agreement.

(b)	Compliance with laws
The Chargor shall comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under this Agreement.
(c)	Disposals and Negative pledge

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Charged Portfolio and will not create or permit to subsist any security interest on any part of the Charged Portfolio or otherwise deal with any part of the Charged Portfolio, save as may be permitted under the Management Agreement.

(d)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Chargee may make that payment on behalf of the Chargor and any sums so paid by the Chargee shall be reimbursed by the Chargor on demand together with interest on those sums. Such interest shall be calculated from the due date up to the actual date of payment (after, as well as before, judgment) at a rate determined by the Chargee in accordance with the rate referred to in Clause 11.5 (Interest on demands).

(e)	Voting Rights

The Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any (i) variation of the rights attaching to or conferred by all or any part of the Charged Portfolio (ii) increase in the issued share capital of any company whose shares are charged pursuant to this Agreement (iii) exercise, renunciation or assignment of any right to subscribe for any shares or securities or (iv) reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Agreement, which in the opinion of the Chargee would prejudice the value of, or the ability of the Chargee to realise, the security created by this Agreement.

6.	FURTHER ASSURANCE

6.1	Further assurance

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, instructions, shareholders’ agreements or resolutions amending or varying the constitutional documents of any company whose shares are charged pursuant to this Agreement in respect of rights attaching to any of the Shares) as the Chargee may specify (and in such form as the Chargee may require in favour of the Chargee or its nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the rights, powers and remedies of the Chargee provided by or pursuant to this Agreement or by law in each case in accordance with the rights vested in it under this Agreement.

6.2	Registration and stamp duty
The Chargor shall promptly after the execution of this Agreement (and, in any case within the time period prescribed by applicable law):
(a)	cause Singapore stamp duty to be paid on this Agreement in the amount prescribed by law; and
(b)	cause particulars of this Agreement to be submitted for registration at the Accounting and Regulatory Authority of Singapore.
7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor by way of security irrevocably appoints the Chargee and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)
carrying out any obligation imposed on the Chargor by this Agreement or any other agreement binding on the Chargor to which the Chargee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio); and

(b)	enabling the Chargee to exercise, or delegate the exercise of, all or any of the Collateral Rights;
(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law.
7.2	Ratification

The Chargor hereby declares that such power of attorney has been given for valuable consideration and shall remain irrevocable for so long as any part of the Secured Obligations remains outstanding. The Chargor hereby ratifies and confirms and agrees to ratify and confirm all things done or purported to be done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers, authorities and discretions referred to in Clause 7.1 (Appointment and powers) above. Any attorney referred to in this Clause 7 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

On and at any time after the failure of the Chargor to comply with its obligations under Clause 18, including Clause 18.2.2, of the Management Agreement or if the Chargor requests the Chargee to exercise any of its powers under this Agreement or if a petition or application is presented for the making of a judicial management in relation to the Chargor or if any person gives written notice of its intention to appoint a judicial manager of the Chargor or files such a notice with the court, the security created by or pursuant to this Agreement is immediately enforceable and the Chargee may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

(a)	secure and perfect its title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Chargee or its nominees);
(b)
enforce all or any part of the Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit); and

(c)
whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Act (as varied or extended by this Agreement, but free from the restrictions imposed by Section 25 thereof) on chargees and by this Agreement on any Receiver or otherwise conferred by law on mortgagees or Receivers.

8.2	Power of sale
(a)
After the security created by this Agreement has become enforceable in accordance with Clause 8.1 (Time for enforcement), the Chargee shall be entitled, without prior notice to the Chargor or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Charged Portfolio (at the times, in the manner and on the terms it thinks fit). The Chargee may apply the proceeds of any part of that sale or other disposal in paying the costs of that sale or disposal.

(b)
The security created by this Agreement shall become immediately enforceable and the power of sale and other powers conferred by the Act and/or this Agreement shall arise and may be immediately exercised after the security created by this Agreement has become enforceable in accordance with Clause 8.1 (Time for enforcement).

(c)
The powers conferred by this Agreement in relation to the Charged Portfolio or any part thereof on the Chargee shall be in addition to and not in substitution for the powers conferred on mortgagees under the Act, which shall apply to the security created by this Agreement except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the powers contained in the Act and those conferred by this Agreement as aforesaid or where the powers or protections in this Agreement are more extensive or less restricted than those provided by the Act, then the terms of this Agreement shall prevail to the extent permitted by law.

(d)	Section 21 of the Act shall not apply to this Agreement.
(e)
A certificate in writing by an officer or agent of the Chargee that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Portfolio. No person dealing with the Chargee shall be concerned to enquire whether any event has happened upon which any of the powers, authorities and discretions conferred by or pursuant to this Agreement in relation to such property or any part thereof are or may be exercisable by the Chargee or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such powers.

8.3	Chargee’s liability

Neither the Chargee nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable.

9.	RECEIVERS

9.1	Appointment and removal

At any time after having been requested to do so by the Chargor or after this Agreement becomes enforceable in accordance with Clause 8 (Security Enforcement), the Chargee may by deed or otherwise (acting through an authorised officer of the Chargee), without prior notice to the Chargor:

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;
(b)	appoint one or more Receivers of separate parts of the Charged Portfolio respectively;
(c)	remove (so far as it is lawfully able) any Receiver so appointed; and
(d)	appoint another person(s) as an additional or replacement Receiver(s).

9.2	Capacity of Receivers
Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;
(b)
for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Chargee from time to time (without being limited to the maximum rate specified by the Act).
9.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Chargee under the Act (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Chargee in respect of any part of the Charged Portfolio.

9.4	Powers of Receivers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a)	all the powers conferred by the Act on mortgagors and on mortgagees in possession and on receivers appointed under that Act;
(b)	all the powers of a receiver appointed under the Companies Act, Chapter 50 of Singapore;
(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;
(d)
the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;
(ii)	the exercise of any rights, powers and remedies of the Chargee provided by or pursuant to this Agreement or by law (including realisation of all or any part of the Charged Portfolio); or
(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.

9.5	Consideration

The receipt of the Chargee or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Chargee or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.6	Protection of purchasers

No purchaser or other person dealing with the Chargee or any Receiver shall be bound to inquire whether the right of the Chargee or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Chargee or such Receiver in such dealings.

9.7	Discretions

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Chargee or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Chargee over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Agreement.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Chargee, any right, power or remedy of the Chargee provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Chargee provided by this Agreement or by law.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.4	No liability

None of the Chargee, its nominee(s) or any receiver appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part.

10.5	Continuing security
(a)	The Security from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Chargee.
(b)
No part of the Security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

10.6	Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

10.7	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Chargee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

10.8	No prejudice

The Security created by or pursuant to this Agreement and the rights, powers and remedies of the Chargee provided by or pursuant to this Agreement or by law shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person by the Chargee or by any other thing which might otherwise prejudice the Security or any rights, powers and remedies of the Chargee provided by or pursuant to this Agreement or by law.

11.	EXPENSES, STAMP TAXES, INDEMNITY

11.1	Expenses

The Chargor shall promptly on demand pay the Chargee the amount of all costs and expenses (including legal fees) reasonably incurred by the Chargee in connection with the completion of the transactions and perfection of the security contemplated in this Agreement. Subject to the foregoing, each Party shall pay its own costs and expenses of and incidental to the negotiation, preparation and execution by it of this Agreement.

11.2	Enforcement expenses

The Chargor shall, within three business days of demand pay to the Chargee the amount of all costs and expenses (including legal fees) on a full indemnity basis reasonably incurred by it in connection with the exercise, preservation and/or enforcement of any of the rights, powers or remedies of the Chargee or the Security or any proceedings instituted by or against the Chargee as a consequence of taking or holding the Security or of enforcing any rights, powers or remedies of the Chargee.

11.3	Stamp Taxes

The Chargor shall pay all stamp, registration and other taxes to which this Agreement, the Security or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Chargee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

11.4	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Chargee, its attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Charged Portfolio.

11.5	Interest on demands

If the Chargor fails to pay any sum on the due date for payment of that sum the Chargor shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date seven (7) days after the date of demand until the date of payment at a rate per annum equal to the lesser of (i) five one hundredths of one per cent (0.05%) per day, not compounded, or (ii) the maximum amount permitted by Applicable Laws.

11.6	Payments Free Of Deduction

All payments to be made to the Chargee under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.	APPLICATION OF PROCEEDS

12.1	Fee and Expense

All moneys received or recovered by the Chargee or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Act) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers and thereafter shall be applied by the Chargee in accordance with the order of application agreed between the Chargee and the Chargor.

12.2	Surplus
Any surplus shall be applied in payment to the person or persons entitled thereto.
13.	OTHER SECURITY INTERESTS

13.1	Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security in case of exercise by the Chargee or any Receiver of any power of sale under this Agreement the Chargee may redeem such prior security or procure the transfer thereof to itself.

13.2	Accounts
The Chargee may settle and pass the accounts of the prior security and any accounts so settled and passed will be conclusive and binding on the Chargor.
13.3	Costs of redemption or transfer

All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Chargee on demand together with accrued interest thereon (after as well as before judgment) at the rate set out in Clause 11.5 (Interest on demands) from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

14.	CALCULATIONS AND CERTIFICATES
14.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Chargee are prima facie evidence of the matters to which they relate.

14.2	Certificates and Determinations
Any certification or determination by the Chargee of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
15.	ASSIGNMENT
15.1	Permitted Successors
This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.
15.2	Chargee Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Chargee; and references to the Chargee shall include any assignee or successor in title of the Chargee and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Chargee under this Agreement or to which, under such laws, those rights and obligations have been transferred.

16.	NOTICES
All communication to be made under or in connection with this Agreement shall be made in accordance with Clause 27 (Notices) of the Management Agreement.
17.	WAIVERS AND COUNTERPARTS

17.1	Waivers
No waiver by the Chargee of any of its rights under this Agreement shall be effective unless given in writing.
17.2	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
18.	LAW
This Agreement is governed by Singapore law.
19.	ENFORCEMENT
(a)
The courts of Singapore have exclusive jurisdiction to settle any dispute, controversy or claim arising out of or in connection with this Agreement (including a dispute relating to the existence, validity, interpretation, breach or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

(b)	The parties agree that the courts of Singapore are the most appropriate and convenient courts to settle disputes and accordingly no party will argue to the contrary.
(c)
This Clause 19 is for the benefit of the Chargee only. As a result and notwithstanding paragraph (a) above, it does not prevent the Chargee from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

20.	PROCESS AGENT

Chargor agrees that the documents which start any proceedings relating to a Dispute (the “Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on its advisers at the date of this Agreement, on its behalf and irrevocably appoints such advisers as its agent to accept service of Proceedings (the “Process Agent”). These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started. If for any reason the Process Agent of the Chargor ceases to be able to act as such, the Chargor shall immediately inform the Chargee of this, and undertakes to appoint a substitute Process Agent, and to deliver to the Chargee a copy of the substitute Process Agent’s acceptance of that appointment, within thirty (30) days of the original Process Agent ceasing to act as such.

THIS AGREEMENT has been executed as a deed by the Chargor and Chargee and is delivered by it on the date specified above.

EXECUTION PAGE

Chargor

The COMMON SEAL of	)
INFOCOMM ASIA HOLDINGS PTE. LTD.	)
was affixed hereto in accordance	)
with the Articles of Association of	)
the company.	)

Director

Director / Secretary
[SIGNATURE PAGE TO SECURITY OVER SHARES AGREEMENT]

Chargee

SIGNED, SEALED and DELIVERED	)
as a DEED by:	)
for and on behalf of:	)	L.S.
BLIZZARD ENTERTAINMENT INTERNATIONAL	)
a division of Coöperatie Activision	)
Blizzard International U.A.	)
in the presence of:	Name:
Title:
Witness:
Name of witness:
Address of witness:
Occupation of witness:
[SIGNATURE PAGE TO SECURITY OVER SHARES AGREEMENT]